EX-99.14.a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Delaware Group® Equity Funds IV of our report dated November 25, 2020, relating to the financial statements and financial highlights, which appears in Delaware Special Situations Fund, Delaware International Fund, Delaware Investment Grade Fund, and Delaware Fund for Income’s Annual Report on Form N-CSR for the year ended September 30, 2020. We also consent to the references to us under the headings “Service Providers” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
April 8, 2021